EXHIBIT 23.1

                Consent of Independent Certified Public Accounts

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 18, 1997, with respect to the supplemental consolidated financial statements of CompScript, Inc. and Subsidiaries (CompScript); March 31, 1997, with respect to the consolidated financial statements of CompScript; January 24, 1997, with respect to the financial statements of Medical Services Consortium, Inc.; and March 14, 1997, with respect to the financial statements of Hytree Pharmacy, Inc. in the Registration Statement (Form S-4) and related Prospectus of CompScript for the registration of 662,341 shares of its common stock.

                                   /s/ ERNST & YOUNG LLP
                                       -----------------
                                       Ernst & Young LLP

West Palm Beach, Florida
July 18, 1997